Exhibit 10.12

IDT Corporation 520 Broad Street Newark, NJ 07102 P 973 438-3409 F 973 438-1453 cfredda@corp.idt.net www.idt.net

July 21, 2005

Mr. R. Colin Hickey

33 Stone Run Road

Bedminster, NJ 07921

Dear Colin:

I am pleased to offer you the position of Vice President – Business Development at IDT Spectrum, to be located at our Newark, New Jersey offices. In this position, you will be reporting to John Petrillo and it is my understanding that you will be starting your employment with IDT on July 25, 2005.

Your Base Salary will be at the rate of $160,000 per year. In addition, you will participate in an equity program to be determined at a later date.

In addition to your Base Salary, you will be eligible, on the first day of the month following your initial 90 days of employment, to participate in IDT’s medical, dental, life and disability programs, as well as in the Company’s 401(k) plan, subject to the terms of the Plans.

Prior to the commencement of your employment, you will be required to complete several administrative forms, including IDT’s Non-Disclosure/Non-Competition Agreement (attached for your review) and an I-9 form, so it is necessary that you bring with you valid proof of your authorization to work in the United States (e.g. Drivers License and Social Security card or Birth Certificate or Passport). Failure to complete the aforementioned forms will delay the commencement of your employment. IDT also conducts investigations, including verification by a third party, of prior employment history, education and record of conviction. Please be aware that false statements or failure to disclose information can disqualify you for employment or, if employed, result in your dismissal.

Please acknowledge your acceptance of our offer by signing below and returning to me within five days of the date of this letter. Please report directly to the Human Resources Department located on the 9th Floor on your first day.

We are very excited about you joining us at IDT.

Sincerely,

/s/ Charles R. Fredda
Charles R. Fredda Director – Human Resources

Acknowledged and agreed to: /s/ R. Colin Hickey	Date: July 22, 2005